Exhibit 99.1

Lexmark reports first quarter results

•	Revenue and EPS exceeded expectation
•	Company generated strong cash flow of $220 million in the quarter
•	Lexmark continues to make good progress on core strategic initiatives

LEXINGTON, Ky., April 25, 2006 - Lexmark International, Inc. (NYSE: LXK) today announced financial results for the first quarter of 2006. First-quarter revenue was $1.28 billion compared to $1.36 billion last year, a decline of 6 percent. First-quarter earnings per share were $0.78 and include FAS123(R) expense of $0.05 per share. Earnings per share would have been $1.03 excluding $0.31 per share restructuring related charges and a $0.06 pension curtailment benefit for actions announced in January. First-quarter 2005 earnings were $0.96 per share.

"While our first-quarter results were better than expected, we still have more work to do. We are executing the restructuring actions that we announced in January to improve our operating efficiency and, at the same time, we continue to make good progress on our core strategic initiatives. Our investments in product development are evident in new products that are winning awards and strengthening our position in key growth segments," said Paul J. Curlander, chairman and chief executive officer.

In the first quarter, year-over-year business segment revenue of $688 million was down 5 percent. First-quarter consumer segment revenue of $587 million was down 7 percent.
In the first quarter, gross profit margin was 31.7 percent and includes restructuring related charges of $19 million. First-quarter operating expense as a percent of revenue was 22.2 percent, and includes $31 million restructuring related charges and a $10 million pension curtailment benefit. Operating income margin in the first quarter was 9.5 percent, and includes $50 million restructuring related charges and the $10 million pension curtailment benefit.

Gross profit margin excluding restructuring related charges would have been 33.1 percent in the first quarter. Gross profit margin was 33.0 percent in the same period last year. Operating expense as a percent of revenue excluding restructuring related charges and pension curtailment benefit would have been 20.6 percent in the first quarter as year-to-year improvements in marketing expenses outpaced increased investments in research and development. The operating expense to revenue ratio was 21.0 percent in the first quarter of 2005. Operating income margin excluding restructuring related charges and pension curtailment benefit would have been 12.6 percent in the first quarter. Operating income margin was 11.9 percent in same quarter last year.

First-quarter net cash provided by operating activities was $220 million. Capital expenditures for the quarter were $47 million. Lexmark repurchased $300 million of its stock during the quarter. The company’s remaining share repurchase authorization was $1.0 billion at quarter end.

New products, industry recognition highlight progress on core strategic initiatives

Lexmark continues to make good progress on its core strategic initiatives and this progress is reflected in the company’s award-winning products for the enterprise, small and medium business, and home markets.

•	Workgroup Monochrome Laser All-in-One: The company announced six new monochrome laser all-in-one products during the first quarter, all of which were
•	recognized as industry-leading devices and Editor’s Choices by Better Buys for Business. These AIOs feature Lexmark’s new embedded solutions framework.
•	Low-End Monochrome Laser: Lexmark announced the Lexmark E120n, which features its smallest monochrome laser footprint, making it ideal for small office/home office customers.
•	Color Laser: The Lexmark C522n color laser printer won a PC Magazine Editors’ Choice award.
•	Channel Support: During the first quarter, for the third consecutive time, Lexmark was named Best Revenue Generator by channel partners at CMP Media’s XChange Conference.
•
Business Inkjet All-in-One: The Lexmark X8350 AIO Plus Photo business inkjet earned top honors from Better Buys for Business, which praised the “superior workflow” capabilities featured in its software.

•	Inkjet All-in-One: Today, Lexmark is introducing three new all-in-one products that deliver industry-leading value and ease of use for the home market.

Looking forward

In the second quarter, the company expects revenue to decline in the low- to mid-single digit range year over year. It expects second-quarter 2006 EPS to be in the range of $0.70 to $0.80. This excludes restructuring charges of approximately $0.26 per share. GAAP EPS in the second quarter of 2006 are expected to be in the range of $0.44 to $0.54. GAAP EPS in the second quarter of 2005 were $0.64, or $1.06 excluding the tax cost of $0.42 per share resulting from the approval to repatriate $684 million during 2005 under the American Jobs Creation Act.

Conference Call

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-338-6461 (outside the U.S. by calling 973-582-2700) or the replay shortly afterward by calling 877-519-4471 (outside the U.S. by calling 973-341-3080) using access code 7221909. The telephone replay of the conference call will be available until 12 noon on Tuesday, May 2, 2006.

Supplemental information slides will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark

Lexmark International, Inc. makes it easier for businesses and consumers to move information between the digital and paper worlds. Since its inception in 1991, Lexmark has become a leading developer, manufacturer and supplier of printing and imaging solutions for customers in more than 150 countries. Lexmark reported $5.2 billion in revenue in 2005, and can be found on the Internet at www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, aggressive pricing from competitors and resellers, production and supply difficulties including disruptions at important points of exit and entry and distribution centers, management of the company’s and resellers’ inventory levels, supplies consumption, market conditions, the impact of competitors’ products, market acceptance of new products and pricing programs, unforeseen cost impacts including those as a result of new legislation, litigation or actions taken to maintain a competitive cost and expense structure, increased investment to support product development and marketing, the ability and/or incremental expense to produce and deliver products to satisfy customer demand, competition in aftermarket supplies, changes in a country’s or region’s political or economic conditions, currency fluctuations, China’s revaluation of its currency, financial failure or loss of business with a key customer, reseller or supplier, conflicts among sales channels, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, difficulties or delays in software and information systems implementations, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31

	2006	2005

Revenue	$1,275.3	$1,357.6
Cost of revenue (1)	871.5	910.3
Gross profit	403.8	447.3

Research and development	87.4	82.6
Selling, general and administrative	174.8	203.0
Restructuring and other, net (1)	21.1	-
Operating expense	283.3	285.6

Operating income	120.5	161.7

Interest (income) expense, net	(6.3)	(6.4)
Other expense (income), net	0.8	2.7

Earnings before income taxes	126.0	165.4

Provision for income taxes	39.8	41.5
Net earnings	$86.2	$123.9

Net earnings per share:
Basic	$0.79	$0.97
Diluted	$0.78	$0.96

Shares used in per share calculation:
Basic	109.8	127.3
Diluted	110.2	129.5

(1)   Amounts for the three months ended March 31, 2006, include the impact of $49.6 million (or $0.31 per share) of restructuring related charges and a $9.8 million (or $0.06 per share) pension curtailment benefit.  Restructuring related charges of $18.7 million primarily relating to accelerated depreciation on certain fixed assets were included in cost of revenue.

 LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

 CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

 (In Millions)

 (Unaudited)

March 31
December 31

2006
2005

 ASSETS

 Current assets:

 Cash and cash equivalents
$
207.2
$
168.3

 Marketable securities
558.7
720.5

 Trade receivables, net
584.0
650.9

 Inventories
399.0
409.2

 Prepaid expenses and other current assets
218.6
220.7

  Total current assets
1,967.5
2,169.6

 Property, plant and equipment, net
810.7
832.2

 Other assets
334.6
328.3

  Total assets
$
3,112.8
$
3,330.1

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:

 Accounts payable
$
553.4
$
572.8

 Accrued liabilities
669.6
660.9

  Total current liabilities
1,223.0
1,233.7

 Long-term debt
149.7
149.6

 Other liabilities
507.0
518.1

  Total liabilities
1,879.7
1,901.4

 Stockholders' equity:

 Common stock and capital in excess of par
849.7
833.7

 Retained earnings
1,075.0
988.8

 Treasury stock, net
(530.5
)
(230.5
)

 Accumulated other comprehensive loss
(161.1
)
(163.3
)

  Total stockholders' equity
1,233.1
1,428.7

  Total liabilities and stockholders' equity
$
3,112.8
$
3,330.1